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                                                                    EXHIBIT 99.2

                                              NEWS RELEASE CONTACT: 408/995-5115
                                       PUBLIC RELATIONS: KATHERINE POTTER, X1168
                                         INVESTOR RELATIONS: RICK BARRAZA, X1125


                   CALPINE ANNOUNCES NOTE HOLDER CONSENTS AND
                       EXECUTION OF SUPPLEMENTAL INDENTURE

        (SAN JOSE, CALIF.) August 2, 2000 - Calpine Corporation [NYSE: CPN], the national independent power company, announced that it received requisite consents from the holders of its 10-1/2% Senior Notes due 2006 (CUSIP 131347-AD-8) (the "Notes") to certain proposed amendments to the Indenture governing the Notes as described in the Consent Solicitation Letter dated July 14, 2000, and that the supplemental indenture incorporating such amendments has been executed by Calpine Corporation and State Street Bank and Trust Company, as successor trustee to Fleet National Bank.

        Based in San Jose, Calif., Calpine Corporation is dedicated to providing customers with reliable and competitively priced electricity. Calpine is focused on clean, efficient combined-cycle, natural gas-fired generation and is the nation's largest producer of renewable geothermal energy. Calpine has launched the largest power development program in the U.S. To date, the company has approximately 25,700 megawatts of base load capacity and 4,700 megawatts of peaking capacity in operation, under construction, pending acquisition and in announced development in 27 states and Alberta, Canada. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN.